July 29, 2013	CONTACT:
Lucera Blount Parker
919.308.3403
movemarketingmanagement@gmail.com

Raymond Pierce Joins Boards of M&F Bancorp, Inc. and Mechanics and Farmers Bank

Durham, NC – M&F Bancorp, Inc. today announced that Raymond C. Pierce, a partner with the law firm of Nelson Mullins Riley & Scarborough LLP, has been elected to the Boards of Directors for both the holding company and its wholly owned subsidiary, Mechanics and Farmers Bank (M&F Bank). Pierce was recognized formally on Tuesday, July 23, 2013 when both entities held their respective Board meetings at the Corporate Office at 2634 Durham Chapel Hill Blvd. in Durham, NC.

“Attorney Pierce brings his considerable expertise in business, government and education, as well as a fresh perspective to his position as Director. We are pleased and privileged to have a new member of his caliber supporting the mission of this historic institution,” said James A. Stewart, chairman of M&F Bancorp, Inc.

At Nelson Mullins, Pierce is a member of the firm's corporate practice group in Raleigh, N.C. where he currently focuses on acquisitions, corporate governance and financial institutions. Pierce is also a member of the Nelson Mullins Government Relations Group based in the firm's Washington, D.C. office.

Pierce's previous experiences include having served as Dean of the School of Law at North Carolina Central University, senior executive service in the administration of President Bill Clinton, in-house counsel in the corporate law department of the aerospace, steel and defense industry conglomerate LTV Corporation and civil rights attorney with the John W. Walker law firm in Little Rock, Arkansas. “I look forward to supporting the mission of the organization and to helping M&F attain its goals for responsible, managed growth,” said Pierce.

Pierce recently completed a five-year term on the North Carolina Banking Commission and he presently serves on the Board of Governors of the North Carolina Bar Association and on the Executive Committee of the American Bar Association Council on Legal Education. Pierce received his Bachelor degree in English from Syracuse University and his Juris Doctor degree from Case Western Reserve University School of Law, where he also received the Distinguished Graduate Award.

M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, has assets of approximately $269.6 million as of March 31, 2013; Mechanics and Farmers Bank (M&F Bank) is its wholly owned subsidiary. M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of few NC banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com

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